Exhibit 4.1

EIGHTH AMENDMENT

TO

SHARE RIGHTS AGREEMENT

This Eighth Amendment dated July 9, 2018 (the “Eighth Amendment”), amends the Share Rights Agreement, dated February 1, 2007 (the “Rights Agreement”), as previously amended by the First Amendment, dated November 22, 2010, as further amended by the Second Amendment, dated October 13, 2011, as further amended by the Third Amendment, dated July 11, 2012, as further amended by the Fourth Amendment, dated August 28, 2013, as further amended by the Fifth Amendment, dated August 28, 2013, as further amended by the Sixth Amendment, dated March 20, 2014, as further amended by the Amendment, dated February 2, 2017, between IsoRay, Inc., a Minnesota corporation (the “Company”) and Computershare Trust Company N.A. (the “Rights Agent”).

Except as modified herein, terms defined in the Rights Agreement shall have the same definitions herein.

On page 2 of the Rights Agreement the following is added to the end of the definition of “Acquiring Person”:

“Notwithstanding anything herein to the contrary, in no event shall any purchaser of common stock pursuant to those certain Securities Purchase Agreements dated July 9, 2018, between the Company and the respective “Purchasers” named therein (each, a “Purchaser”) or any of such Purchaser’s Affiliates and Associates be considered an Acquiring Person unless and until the Purchaser together with such Purchaser’s Affiliates and Associates has become the Beneficial Owner of in excess of 15% of the voting power of the Voting Capital Stock then outstanding."

Except as set forth in this Eighth Amendment, the Rights Agreement, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Eighth Amendment pursuant to the authorization of the Company's Board of Directors, which has the power to amend the Rights Agreement given it in Section 27 of the Rights Agreement.

ISORAY, INC.

By: /s/ Lori A. Woods

       Lori A. Woods, Interim CEO